Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Reports Increased Sales and Strong Backlog for Third Quarter Fiscal 2022 and Continues to Expect Record Annual Sales for FY2022

Q3 Sales of $4.4M, Up 15% Year-over-Year; Record Backlog of $6.5M, up 69% from FYE February 28, 2021

MILTON, N.Y., January 12, 2022 – Sono-Tek Corporation (NASDAQ: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for the third quarter and first nine-month periods of fiscal year 2022, ended November 30, 2021.

Third Quarter Fiscal 2022 Highlights (compared with the third quarter of fiscal 2021 unless otherwise noted).

•	Net sales increased 15% to $4,419,000, driven by strong sales to Asia for medical device coating machines and clean energy coating systems.
•	Gross Profit increased 12% to $2,159,000 due to the increase in sales.
•	Gross Margin was 48.9% compared with 50.5% for the prior year period due to changes in product mix.
•	Operating income increased 10% to $491,000 due to the increase in gross profit, partially offset by increases in operating expenses.
•	Income before taxes increased 9% to $493,000.
•	Backlog on November 30, 2021 reached another record high of $6,505,000, an increase of 3% compared with backlog of $6,332,000 on August 31, 2021 (the end of the fiscal Q2) and increased 69% compared to backlog of $3,851,000 on February 28, 2021 (the end of fiscal year 2021).

Nine Month Fiscal 2022 Highlights (compared with the first nine months of fiscal 2021 unless otherwise noted)

•	Net Sales increased 13% to $12,134,000, primarily driven by sales of several recently developed new products for the medical market as well as continued expansion of Sono-Tek systems used in the clean energy sector.
•	Gross Profit increased 18% to $6,057,000 due to higher sales and a favorable product mix.
•	Gross Margin expanded 230 basis points to 49.9% primarily due to a favorable product mix and lower than expected warranty and installation costs.
•	Operating Income increased 54% to $1,282,000 due to the increase in gross profit, partially offset by increases in operating expenses.
•	Income before taxes increased 50% to $1,295,000, excluding the benefit from PPP loan forgiveness of $1.0 million.
•	As of November 30, 2021, the Company had no outstanding debt.
•	Cash and marketable securities were $10,184,000 on November 30, 2021, an increase of $1,537,000 from February 28, 2021, nearly half of which was due to an increase in customer deposits of $729,000, bringing total deposits to $1,896,00 at November 30, 2021. The increase in customer deposits is primarily due to our record backlog and the growing percentage of orders for costly, complex systems in the backlog.

Guidance

•	For the fourth quarter of FY2022, Sono-Tek expects double digit sales growth over the comparable period of the prior fiscal year.
•	Sono-Tek anticipates double digit sales growth for FY2022, and continues to expect the highest annual sales in corporate history for the fiscal year ending February 28, 2022.

Dr. Christopher L. Coccio, Chairman and CEO, commented, “Sono-Tek had an excellent third quarter with sales and net income growth of 15% and 10%, respectively. This was the third consecutive quarter of sales increases and strong results in backlog, margins, and net income, which were achieved against the backdrop of an uncertain global environment with limited travel for sales and service personnel and the continuing impact of supply chain issues on our production schedules. We correctly anticipated this issue and deployed some of the Company’s significant cash reserves to purchase additional key inventory items earlier in the fiscal year. We also utilized creative hiring approaches and higher compensation to offset the shortage of labor that developed and leveraged Sono-Tek’s strong IT infrastructure to engage with customers on a virtual basis when in-person visits were not feasible.”

“We ended the third quarter with $10.2 million in cash, no debt and reached another record for backlog of $6.5 million, reflecting the high activity levels in our development labs. Sales for the fourth quarter of FY2022 are expected to increase by double digits over the comparable period last year. For the full fiscal year, ending February 28, 2022, we continue to expect to report the highest annual sales in corporate history.”

“Sono-Tek’s multi-year financial gains stem from the strategic shift in the Company’s business model that was initiated several years ago, expanding its product line to provide higher value complete machine solutions and larger subsystems to original equipment manufacturers (“OEMs”). These product advancements are supported by a high level of application engineering expertise from our specialized staff, in combination with the Company’s globally located process development labs. Looking ahead, we believe that the gains from this shift will continue to be realized as we continue to invest significant resources to further enhance our market diversity with new and expanded applications for Sono-Tek’s unique ultrasonic coating systems,” concluded Dr. Coccio.

Year-to-Date Fiscal 2022 Results (Narrative compares with prior-year period unless otherwise noted)

 ($ in thousands)

	Nine Months Ended November 30,		Change
	2021	2020	$	%
Net Sales	$12,134	$10,736	1,398	13%
Gross Profit	$6,057	$5,112	945	18%
Gross Margin	49.9%	47.6%

Operating Income	$1,282	$832	450	54%
Operating Margin	10.6%	7.8%

Net Income	$1,987	$666	1,321	198%
Net Margin	16.4%	6.2%

Third Quarter Fiscal 2022 Results (Narrative compares with prior-year period unless otherwise noted)

 ($ in thousands)

	Three Months Ended November 30,		Change
	2021	2020	$	%
Net Sales	$4,419	$3,827	592	15%
Gross Profit	$2,159	$1,931	228	12%
Gross Margin	48.9%	50.5%

Operating Income	$491	$447	44	10%
Operating Margin	11%	12%

Net Income	$376	$320	56	18%
Net Margin	8.5%	8.4%

Third Quarter FY2022 Financial Overview

Fiscal third quarter net sales were $4,419,000, up 15% from the third quarter of last year.

Sales of multi-axis coating systems were strong, increasing $1.5 million or 118% year-over-year, driven by continued demand for membrane coating systems used in fuel cells and carbon capture applications in the alternative clean energy sector as well as sales of new medical device coating systems, including a newly developed full system solution for drug delivery coating onto a consumable medical device that shipped to China.

Integrated coatings systems sales decreased by $1.0 million or 94% in the third quarter. This was due to the shipments of two large orders in last year’s third quarter -- for a textile coating machine and a solar cell coating machine -- neither of which repeated in the current period.

The micro-electronics market also dipped in the third quarter. However, this market sector is expected to rebound in the current fourth quarter due to the planned delivery of a large six-axis robot for the semiconductor industry that is scheduled to ship by the end of Sono-Tek’s fiscal year in February.

In the third quarter of fiscal 2022, approximately 78% of sales originated outside of the United States and Canada compared with 70% in the prior year period.

Strong sales in Q3 fiscal 2022 were primarily driven from sales to APAC, reflecting the continuing transition of several countries emerging from COVID-19 lockdowns to bring their manufacturing operations back online. APAC shipments during the third quarter included two significant fuel cell membrane coating systems that were sold to different customers in South Korea that together totaled over $550,000, as well as continued strong demand for Sono-Tek’s balloon catheter coating systems that were sold into several different regions of APAC.

At quarter end, backlog was a record high of $6,505,000, an increase of 3% compared with backlog of $6,332,000 on August 31, 2021 (the end of the fiscal Q2) and increased 69% compared to backlog of $3,851,000 on February 28, 2021 (the end of fiscal year 2021).

For the third quarter of fiscal 2022, Gross Profit increased 12% to $2,159,000 due to the increase in sales. Gross Margin was 48.9% compared with 50.5% for the prior year period due to increased sales of products with lower sales margins, and an increase in overseas sales which are typically sold through our international distribution partners at distributor discounted prices.

Operating income increased 9.8% to $491,000 compared with $447,000 for the prior year period primarily due to growth in revenue and gross profit. Operating margin for the third quarter of fiscal 2022 was 11.1% compared with 11.7% in the prior year period.

Net income for the third quarter was $376,000, an increase of 17.5%, compared with $320,000 for the prior year period. The increase is a result of the increase in operating income combined with a decrease in income taxes. On a per share basis, earnings were $0.02 compared with $0.02 for the prior year period. Diluted weighted average shares outstanding totaled 15,654,936 compared to 15,583,089 for the prior year period.

Balance Sheet and Cash Flow Overview

Cash and cash equivalents and short-term investments at November 30, 2021 were $10.2 million, an increase of $1.6 million from February 28, 2021, the end of fiscal year 2021. The increase was primarily the result of growth in the current period’s net income and noncash charges partially offset by purchases of equipment.

Capital expenditures in the third quarter totaled $285,000 and were directed to ongoing upgrades of the Company’s manufacturing and development lab facilities.  Sono-Tek anticipates that capital expenditures will total approximately $300,000 - $350,000 for fiscal year 2022.

At November 30, 2021, the Company had no debt on its balance sheet.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes.  For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; the duration and scope of the COVID-19 pandemic; the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for some of our products and impair the ability of those with whom we do business to satisfy their obligations to us; our ability to sell and provide our services and products, including as a result of continued pandemic related travel restrictions, mandatory business closures, and stay-at home or similar orders; any temporary reduction in our workforce, closures of our offices and facilities and our ability to adequately staff and maintain our operations resulting from the pandemic; the ability of our customers and suppliers to continue their operations as result of the pandemic, which could result in terminations of contracts, losses of revenue; the continued recovery of the Microelectronics, Medical and Alternative Energy markets following COVID-19 related slowdowns; and further adverse effects to our supply chain; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; the imposition of tariffs; the continued strong sales of the multi-axis coatings systems; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information, contact:

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	November 30, 2021	February 28,
	(Unaudited)	2021
ASSETS

Current Assets:
Cash and cash equivalents	$6,833,804	$4,084,078
Marketable securities	3,349,962	4,563,470
Accounts receivable (less allowance of $56,123)	1,563,460	1,757,802
Inventories, net	2,799,763	2,611,106
Prepaid expenses and other current assets	139,856	151,316
Total current assets	14,686,845	13,167,772

Land	250,000	250,000
Buildings, net	1,501,369	1,575,135
Equipment, furnishings and building improvements, net	1,114,606	1,075,190
Intangible assets, net	80,875	95,456
Deferred tax asset	236,120	259,838

TOTAL ASSETS	$17,869,815	$16,423,391

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$876,283	$1,294,483
Accrued expenses	1,733,451	1,750,916
Customer deposits	1,895,671	1,166,541
Income taxes payable	142,517	53,567
Total current liabilities	4,647,922	4,265,507

Deferred tax liability	183,011	205,562
Long term debt, less current maturities	—	1,001,640
Total liabilities	4,830,933	5,472,709

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,699,719 and 15,452,656 shares issued and outstanding, respectively	156,997	154,527
Additional paid-in capital	9,163,979	9,064,994
Accumulated earnings	3,717,906	1,731,161
Total stockholders’ equity	13,038,882	10,950,682

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,869,815	$16,423,391

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended November 30,		Three Months Ended November 30,
	2021	2020	2021	2020

Net Sales	$12,134,336	$10,736,327	$4,419,401	$3,827,142
Cost of Goods Sold	6,077,645	5,624,002	2,260,874	1,896,516
Gross Profit	6,056,691	5,112,325	2,158,527	1,930,626

Operating Expenses
Research and product development costs	1,243,513	1,241,739	417,300	406,799
Marketing and selling expenses	2,349,607	2,154,956	845,362	765,969
General and administrative costs	1,181,502	883,384	405,280	311,130
Total Operating Expenses	4,774,622	4,280,079	1,667,942	1,483,898

Operating Income	1,282,069	832,246	490,585	446,728

Interest Expense	—	(23,949)	—	(6,245)
Interest and Dividend Income	13,367	26,953	2,367	1,470
Other Income	—	30,343	—	10,824
Paycheck Protection Program Loan Forgiveness	1,005,372	—	—	—

Income Before Income Taxes	2,300,808	865,593	492,952	452,777

Income Tax Expense	314,063	199,424	116,783	132,299

Net Income	$1,986,745	$666,169	$376,169	$320,478

Basic Earnings Per Share	$0.13	$0.04	$0.02	$0.02

Diluted Earnings Per Share	$0.13	$0.04	$0.02	$0.02

Weighted Average Shares - Basic	15,541,247	15,420,787	15,622,721	15,440,673

Weighted Average Shares - Diluted	15,572,424	15,547,604	15,654,936	15,583,089

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Unaudited
	Nine Months Ended November 30,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,986,745	$666,169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	333,729	350,043
Stock based compensation expense	92,680	26,973
Inventory reserve	(3,919)	54,000
Paycheck Protection Program Loan Forgiveness	(1,005,372)	—
Deferred tax expense	23,718	(89,304)
Decrease (Increase) in:
Accounts receivable	194,342	(744,282)
Inventories	(184,738)	(119,211)
Prepaid expenses and other current assets	11,460	27,071
(Decrease) Increase in:
Accounts payable and accrued expenses	(431,934)	193,317
Customer deposits	729,130	133,423
Income taxes payable	66,400	214,725
Net Cash Provided by Operating Activities	1,812,241	712,924

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment, furnishings and leasehold improvements	(284,798)	(327,180)
Capital expenditure grant proceeds	—	100,000
Sale of marketable securities	1,213,508	993,724
Net Cash Provided by Investing Activities	928,710	766,544

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	8,775	—
Proceeds from note payable	—	1,001,640
Repayment of long term debt	—	(126,650)
Net Cash Provided by Financing Activities	8,775	874,990

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,749,726	2,354,458

CASH AND CASH EQUIVALENTS
Beginning of period	4,084,078	3,659,551
End of period	$6,833,804	$6,014,009

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid	$—	$20,573
Income Taxes Paid	$224,002	$74,004

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

PRODUCT, MARKET, AND GEOGRAPHIC SALES

(Unaudited)

Product Sales

	Three Months Ended November 30,		Change			Nine Months Ended November 31,		Change
	2021	2020	$	%		2021	2020	$	%
Fluxing Systems	$104,000	$242,000	(138,000)	(57%	)	$579,000	$680,000	(101,000)	(15%	)
Integrated Coating Systems	60,000	1,071,000	(1,011,000)	(94%	)	780,000	2,920,000	(2,140,000)	(73%	)
Multi-Axis Coating Systems	2,721,000	1,249,000	1,472,000	118%		6,692,000	4,147,000	2,545,000	61%
OEM Systems	637,000	523,000	114,000	22%		1,808,000	1,177,000	631,000	54%
Other	897,000	742,000	155,000	21%		2,275,000	1,812,000	463,000	26%
TOTAL	$4,419,000	$3,827,000	592,000	15%		$12,134,000	$10,736,000	1,398,000	13%

Market Sales

	Three Months Ended November 30,		Change			Nine Months Ended November 30,		Change
	2021	2020	$	%		2021	2020	$	%
Electronics/Microelectronics	$898,000	$1,455,000	(557,000)	(38%	)	$4,605,000	$4,504,000	101,000	2%
Medical	1,604,000	831,000	773,000	93%		3,418,000	2,484,000	934,000	38%
Alternative Energy	1,459,000	783,000	676,000	86%		2,848,000	2,004,000	844,000	42%
Emerging R&D and Other	256,000	207,000	49,000	24%		691,000	723,000	(32,000)	(4%	)
Industrial	202,000	551,000	(349,000)	(63%	)	572,000	1,021,000	(449,000)	(44%	)
TOTAL	$4,419,000	$3,827,000	592,000	15%		$12,134,000	$10,736,000	1,398,000	13%

Geographic Sales

	Three Months Ended November 30,		Change			Nine Months Ended November 30,		Change
	2021	2020	$	%		2021	2020	$	%
U.S. & Canada	$988,000	$1,165,000	(177,000)	(15%	)	$3,769,000	$4,076,000	(307,000)	(8%	)
Asia Pacific (APAC)	1,901,000	1,039,000	862,000	83%		4,754,000	3,416,000	1,338,000	39%
Europe, Middle East, Asia (EMEA)	1,287,000	1,216,000	71,000	6%		2,723,000	2,414,000	309,000	13%
Latin America	243,000	407,000	(164,000)	(40%	)	888,000	830,000	58,000	7%
TOTAL	$4,419,000	$3,827,000	592,000	15%		$12,134,000	$10,736,000	1,398,000	13%